Exhibit 10.4

MEC LETTERHEAD

As of [September •], 2007

Mr. Thomas Hodgson

Senior Partner & Chairman

Greenbrook Capital Partners Inc.

20 Eglinton Ave. West, Suite 1400

Toronto, Ontario

P.O. Box 2003

M4R 1K8

Dear Tom:

Consulting Agreement with Magna Entertainment Corp. (“MEC”)

Further to our discussions, MEC wishes to retain Greenbrook Capital Partners Inc. (together with its employees, the “Consultant”) to provide consulting services to assist MEC and its subsidiaries with the adoption and implementation of a restructuring plan (the “Project”).  The overall objective of the Project is to eliminate the MEC debt and underperforming / loss operations.  The terms and conditions of the consulting arrangement would be as follows:

1.                                       Consultant.  The Consultant will provide its Senior Partner & Chairman, Mr. Thomas Hodgson (the “Designated Consultant”), to carry out the Consultant’s obligations under this agreement.  The Consultant’s use of any other employee or consultant other than the Designated Consultant to perform the consulting services in respect of the Project is subject to the prior written authorization of MEC.  The Consultant acknowledges that due to the nature of the Project, the Designated Consultant will be expected to engage in extensive business travel.

2.                                       Fees.  MEC will pay the Consultant an annual fee of US$500,000 per annum, exclusive of GST (“Base Fee”), payable in monthly instalments.  Invoices should be rendered on a monthly basis in arrears and include GST and provincial taxes where applicable.

In addition to the Base Fee set out above, and provided that the Consultant has complied with its obligations hereunder, the Consultant will be entitled to receive performance fees, calculated and payable as follows:

•                  following the receipt by MEC of an aggregate minimum of US$250 million of proceeds (net of all third-party commissions, selling expenses and other costs, “Proceeds”) from asset sales and/or equity raises conducted in accordance with the Project, the Consultant will be entitled to receive US$125,000 (being 0.05% of US$250 million), payable within 30 days of the date on which the Consultant has delivered an invoice therefor following MEC’s receipt of such aggregate Proceeds;

•                  on the next US$250 million of Proceeds (or part thereof) received by MEC from asset sales and/or equity raises conducted in accordance with the Project, the Consultant will be entitled to receive 0.1% of such incremental amount, payable within 30 days of the date on which the Consultant has delivered an invoice therefor following MEC’s receipt of such incremental Proceeds;

•                  on any further incremental Proceeds above US$500 million received by MEC from asset sales and/or equity raises conducted in accordance with the Project, the Consultant will be entitled to receive 0.2% of such incremental amount (for certainty, that amount above US$500 million), payable within 30 days of the date on which the Consultant has delivered an invoice therefor following MEC’s receipt of such further incremental Proceeds;

•                  provided, however, that for the purposes of these calculations of the performance fees, the Proceeds received by MEC from any equity issued to MI Developments Inc. or Fair Enterprise Limited will be deemed to be reduced by 60%.

For greater certainty, provided that this agreement is in effect at the time that MEC enters into any transaction that results in MEC receiving the Proceeds referred to above, the Consultant will be entitled to receive the relevant performance fees (with such performance fees being paid at the time specified above) regardless of whether this agreement is in effect at the time that MEC receives the Proceeds.

3.                                       Stock Options.  Subject to the express approval of the Board of Directors of MEC and any regulatory bodies having jurisdiction (including the consent of the Toronto Stock Exchange to the listing of the underlying shares), and subject to the Designated Consultant entering into a stock option agreement with MEC in the standard form contemplated by the Corporation’s 2003 Incentive Stock Option Plan, MEC will grant the Designated Consultant options to purchase 250,000 Class A Subordinate Voting Shares of MEC (each an “MEC Share”) at an exercise price per MEC Share which is equal to one hundred per cent (100%) of the last sale price of an MEC Share on the Toronto Stock Exchange on the trading day prior to the date of MEC Board approval of the stock option grant; provided, however, that the Designated Consultant acknowledges and agrees that the timing and pricing of the grant of its options will be subject to all applicable securities law restrictions.  Such options will be exercisable by the Designated Consultant only in accordance with the terms and conditions set forth in the stock option agreement referred to above.  Upon receipt of an executed copy of this agreement, MEC will place this matter before the MEC Board for review pursuant to the terms of this paragraph 3.

4.                                       Expenses.  MEC will reimburse the Consultant for all reasonable business expenses actually and properly incurred in carrying out the Project to the extent specifically required by MEC under this agreement and in accordance with MEC’s expense reimbursement guidelines.  If the Consultant travels outside of Canada on MEC business, it will be the Consultant’s responsibility to maintain adequate medical coverage.  The Consultant will supply original vouchers and receipts to support all expenses, will itemize such expenses on a standard MEC expense report, and will obtain advance approval from MEC’s Chief Financial Officer for any individual expense in excess of US$2,500.

5.                                       Coordination of Services.  The Consultant will carry out those services needed to complete the Project with the assistance and under the direction of the MEC Board of Directors (the “Board”).  The Consultant will liaise with members of MEC management and those other employees and consultants of MEC and will provide written and verbal reports as requested by the Board from time to time.  For greater certainty, the Consultant acknowledges and agrees that MEC will make its own determination of whether to pursue or consummate any transaction that the Consultant may suggest or recommend.

6.                                       Term.  This agreement will commence effective [September] •, 2007 and terminate on [December 12, 2008], unless terminated earlier in accordance with this paragraph.  This agreement may be immediately terminated by (i) mutual agreement of the parties or (ii) MEC at any time in the event the Consultant is in material breach of the provisions of this agreement, or the Designated Consultant dies or becomes disabled to such an extent that he is unable to perform services for the Consultant as provided for in this agreement in any material way.  In addition, MEC may terminate this agreement at any time by giving the Consultant [thirty (30)] days prior written notice.

7.                                       Independent Contractors.  The Consultant is an independent contractor and in no way will the Consultant be considered as an employee, agent or joint venturer of MEC.  Subject to coordination with the persons described in paragraph 5, the Consultant will determine how, where and when it will carry out its consulting services and other obligations under this agreement.  The Consultant will have no authority to represent MEC except as a consultant nor to bind it in any way and agrees that it will not hold itself out as having authority to act for MEC or its affiliates.

As an independent contractor, the Consultant will not be entitled to any employment related benefits, including without limitation, any payments under the Employment Standards Act, 2000 (Ontario).  Upon termination of this agreement, MEC will only be responsible for paying those fees associated with the Project up to and including the termination date.  With the exception of such amounts, the Consultant will have no further claim or cause of action against MEC for any cause, matter or thing relating to an alleged employment relationship between the Consultant and MEC, including, without limitation, any claim for reasonable notice of termination, pay in lieu of notice, termination, severance or vacation pay, expenses, bonus or incentive plan payments, profit sharing, stock options, overtime pay, or pension entitlements  other than the performance fees and stock options specifically provided for in this agreement.

8.                                       Licenses and Taxes, etc.  As an independent contractor, the Consultant will obtain all necessary licenses for the operation of its consulting business, including a GST registration number and workers’ compensation number.  The Consultant will also be responsible for all applicable remittances including, but not limited to, federal and provincial taxes on its business income, employment insurance, Canada Pension Plan, workers’ compensation or income tax source deductions for it and its employees.  MEC will not be responsible for any of the foregoing.

9.                                       Compliance with Privacy Laws:  The Consultant, including specifically its Senior Partner & Chairman, agrees to comply with the Canadian Personal Information and Protection of Electronic Documents Act (“PIPEDA”) and such other Legislation and Regulations pertaining to privacy of personal information (“Privacy Laws”) with respect to the receipt and use of personal information relating to MEC’s customers and employees.  The Consultant further acknowledges that Privacy Law requirements include the need to:

(a)                                  properly secure such information;

(b)                                 use such information only for the purpose it was made available;

(c)                                  co-operate with access requests; and

(d)                                 either return or destroy such information once it is no longer needed for the Project.

10.                                 Conflict of Interest.  The Consultant may perform other services for third parties during the term of this agreement, provided that such activity does not interfere with the efficient and timely performance of the Project and is not otherwise in competition with, or being performed on behalf of (directly or indirectly) any person, firm or corporation operating a similar or competing business to that of MEC and its affiliates.

11.                                 Competition.  In the course of providing services to MEC, the Consultant will maintain close working relationships with customers, clients, suppliers, agents and employees of MEC and its affiliates.  Due to the sensitive nature of the Consultant’s work and the special access the Consultant will have to MEC and its affiliates’ confidential information, the Consultant will be in a position to irreparably harm MEC should the Consultant enter into competition with MEC or its affiliates (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained while working on the Project.  Accordingly, during the term of this agreement and for six (6) months following its expiry or termination it is understood that the Consultant will not engage in, directly or indirectly, or perform services for any businesses competitive with or affiliated with a business competitive with MEC and its affiliates without MEC’s prior written consent.

The Consultant and the Designated Consultant each agrees that the covenants and restrictions contained in the preceding paragraph are reasonable and valid in terms of time, scope of activities and geographic limitations and understands that they are vital consideration for the purposes of MEC entering into this agreement.

12.                                 Confidentiality.  The Consultant and its employees will treat as confidential and will not disclose directly or indirectly at any time during or subsequent to the conclusion of the Project any secret or confidential business, financial or other information belonging or relating to MEC or its affiliates or their customers and suppliers.  If requested by MEC, the Consultant will execute a separate Confidentiality Agreement.

13.                                 Indemnity.  MEC will indemnify the Consultant for any costs, expenses or damages arising from actions undertaken by the Consultant in good faith in connection with the Project and in accordance with this agreement pursuant to the terms and conditions of the indemnity agreement to be entered into by MEC and the Consultant concurrent herewith in the form attached hereto as Exhibit A.  The Consultant will indemnify MEC for any costs, expenses or damages arising from the Consultant’s failure to comply in all material respects with the provisions of paragraphs 7, 8, 9, 10, 11 and 12 of this agreement.

14.                                 Assignment.  The Consultant will not assign, transfer, subcontract its rights, obligations or interest in this agreement to any party without the prior written consent of MEC.

15.                                 Severability.  In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it will not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor will it affect the validity or enforceability of such provisions in any other jurisdiction or in regard to other circumstances.  Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions will remain in full force and effect.

16.                                 Miscellaneous.  This agreement will be governed by the laws of the Province of Ontario including all federal laws applicable therein.  The provisions of paragraphs 2, 3, 4, 7, 8, 9, 11, 13, 14, 15 and 16 of this agreement will survive the termination of the agreement.

If the terms of the consulting agreement set out in this letter are acceptable to the Consultant, please sign and date three (3) copies of this letter and return two copies to me.

Yours very truly,

/s/ Frank Stronach	/s/ Jerry Campbell
Frank Stronach	Jerry Campbell
Chairman	Lead Director

The undersigned agrees to the terms and conditions contained in this letter on the     day of [September], 2007, effective as of the date specified above.

Greenbrook Capital Partners Inc.

/s/ Thomas Hodgson
Thomas Hodgson
Senior Partner & Chairman

EXHIBIT A

FORM OF INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is made as of                   by and between Magna Entertainment Corp., a Delaware corporation (the “Company”), and                   (the “Indemnitee”), a consultant to the Company.

RECITALS

WHEREAS, the Indemnitee has agreed to serve as a consultant to the Company and in such capacity will render valuable services to the Company; and

WHEREAS, the Company has investigated the availability and sufficiency of liability insurance and Delaware statutory indemnification provisions to provide its directors and officers of, and consultants to, the Company or its subsidiaries with adequate protection and has concluded that such insurance and statutory provisions may provide inadequate and unacceptable protection to certain individuals requested to serve as its directors, officers or consultants; and

WHEREAS, in order to induce and encourage highly experienced and capable persons such as the Indemnitee to serve as officers or directors of, or consultants to, the Company or a subsidiary of the Company, the Board of Directors has determined, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Company and the Indemnitee in lieu hereof, that this Agreement is not only reasonable and prudent but also necessary to promote and ensure the best interests of the Company and its stockholders; and

WHEREAS, in recognition of the services of the Indemnitee, and in order to provide the Indemnitee with specific contractual assurances that indemnification protection will be available to the Indemnitee, the Company wishes to provide in this Agreement for indemnification of and advancing of expenses to the Indemnitee as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:

1.             Definitions. Whenever used in this Agreement the following words, unless the context clearly indicates otherwise, shall have the following meanings:

(a) “Proceeding” includes any threatened, pending or completed claim, action, suit, proceeding, formal or informal, or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that the Indemnitee believes might lead to the institution of any claim, action, suit, proceeding or alternative dispute resolution mechanism, whether brought before or after the date of this Agreement, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, investigative or other nature.

(b) “Expenses” include, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative Proceedings and appeals, amounts paid in settlement by or on behalf of the Indemnitee, and any expenses of establishing the existence of and/or enforcing a right to indemnification, pursuant to this Agreement or otherwise, including reasonable compensation for time spent by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which he or she is not otherwise compensated by the Company, a subsidiary of the Company, or any third party.  The term “Expenses” does not include Liabilities.

(c) “Independent Legal Counsel” shall refer to an attorney or firm of attorneys with recognized expertise in matters of Delaware corporations law and who shall not have otherwise performed services for the Company or the Indemnitee within the five years immediately preceding such counsel’s selection pursuant to Section 5 of this Agreement.

(d) “Liabilities” include, without limitation, judgments, fines, penalties, excise taxes and other liabilities levied or assessed against the Indemnitee in connection with any Proceeding.  The term “Liabilities” does not include Expenses.

(e) “D&O Insurance” means directors’ and officers’ liability insurance.

2.             Agreement to Serve.

The Indemnitee agrees to serve as a consultant to the Company at the will of the Company pursuant to the terms and conditions of the Indemnitee’s consulting agreement with the Company executed concurrent herewith.  The indemnification provisions provided under this Agreement shall continue for Indemnitee even though Indemnitee may have ceased to be a consultant to the Company at the time of any Proceeding.

3.             Indemnification in Third Party Actions.

The Company shall indemnify the Indemnitee (including the Indemnitee’s spouse, heirs, estate, executor or personal or legal representatives), and each person who controls the Indemnitee or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Company), by reason of (or arising in part out of) any event or occurrence related to the fact that the Indemnitee is or was a consultant to the Company, or is or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or by reason of any actions alleged to have been taken or omitted in such capacity, against all Expenses and Liabilities actually and reasonably incurred by the Indemnitee in connection with the defense, settlement, or other disposition of such a

Proceeding, to the fullest extent permitted by Delaware law; provided that any settlement of a Proceeding be approved in writing by the Company.  For purposes of this Agreement, if the Indemnitee serves as a director, officer, employee, controlling person, agent or fiduciary of any corporation, limited liability company, partnership, joint venture, trust or other enterprise that is owned or controlled, wholly or in part, directly or indirectly, by the Company, the Indemnitee shall be conclusively presumed to serve in that capacity at the request of the Company.

4.             Indemnification in Proceedings by or in the Right of the Company.

The Company shall indemnify the Indemnitee (including the Indemnitee’s spouse, heirs, estate, executor or personal or legal representatives), and each person who controls the Indemnitee or who may be liable within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding by or in the right of the Company by reason of (or arising in part out of) any event or occurrence related to the fact that the Indemnitee is or was a consultant to the Company, or is or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any actions alleged to have been taken or omitted in such capacity, against all Expenses and Liabilities actually and reasonably incurred by the Indemnitee in connection with the defense, settlement or other disposition of such a Proceeding, to the fullest extent permitted by Delaware law.

5.             Conclusive Presumption regarding Standards of Conduct.

(a) The Indemnitee shall be conclusively presumed to have met the relevant standards of conduct, if any, as defined by Delaware law, for indemnification pursuant to this Agreement, unless a final determination is made by a court of competent jurisdiction that the Indemnitee has not met such standards.  For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not meet any particular standard of conduct or that a court has determined that indemnification is not permitted by applicable law.

(b) Notwithstanding the foregoing provisions of Section 5(a) of this Agreement, in the event of any Proceeding (other than a Proceeding by or in the right of the Company) in which the claimant alleges or has alleged specific material acts by the Indemnitee of actual fraud, personal dishonesty, misappropriation, or breach of the duty of loyalty, in each case for the direct or indirect personal benefit of the Indemnitee, then the Company may rebut the presumption that the Indemnitee has met the relevant standards of conduct for indemnification under this Agreement by obtaining, at its expense, a written opinion of Independent Legal Counsel, to the effect that, assuming the truth of the facts alleged by the claimant, the Indemnitee, and all other persons being indemnified by the Company who are similarly situated in the context of the Proceeding and who have had a similar involvement in the alleged acts have not met such standards.  Receipt by the Company of such an opinion shall, accordingly and notwithstanding the absence of a final determination by a court of competent jurisdiction as contemplated by Section 5(a) of this Agreement, permit the Company to make a determination that the Indemnitee has not met the relevant standards of conduct, provided that any such determination is also made with respect to all other persons who, the opinion states, did not meet such standards.  Neither the receipt of a written opinion from Independent Legal Counsel nor the making by the Company of a determination pursuant to this Section 5(b) shall create a presumption that the Indemnitee did not meet any particular standards of conduct or that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.  Nothing herein, however, shall prevent the Company from presenting such opinion as evidence or the Independent Legal Counsel as a witness in any court case.

6.             Indemnification of Expenses of Successful Party.  Notwithstanding any other provision of this Agreement (except for, and subject to, Section 10(c)), to the extent that the Indemnitee has been successful in defense of any Proceeding or in defense of any claim, issue or matter therein, on the merits or otherwise, including the dismissal of a Proceeding without prejudice or the settlement of a Proceeding (with the consent of the Company, which consent shall not be unreasonably withheld) without an admission of liability, the Indemnitee shall be indemnified against Expenses actually and reasonably incurred in connection therewith.

7.             Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee was a consultant to the Company, or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, a witness in any Proceeding, the Indemnitee shall be indemnified against Expenses actually and reasonably incurred in connection therewith.

8.             Advances of Expenses.  If requested by Indemnitee, the Company shall, in accordance with this Agreement and within five (5) business days of a written request by Indemnitee, advance to Indemnitee the Expenses that are reasonably anticipated to be incurred by Indemnitee and reimburse Indemnitee for the Expenses that are actually incurred by Indemnitee in connection with any Proceeding; provided that the Indemnitee shall undertake in writing to repay any advances if it is conclusively determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.  The Indemnitee’s obligation to reimburse the Company for advanced Expenses shall be unsecured and no interest shall be charged thereon.

9.             Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses or Liabilities actually and reasonably incurred by the Indemnitee in the investigation, defense, appeal, or settlement of any Proceeding but not, however, for the total amount of the Indemnitee’s Expenses or Liabilities, the Company shall nevertheless indemnify the Indemnitee for the portion of Expenses and Liabilities to which the Indemnitee is entitled.

10.          Indemnification Procedure; Determination of Right to Indemnification.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof in writing.  The omission to so notify the Company will not relieve it from any liability which it may have to the Indemnitee under this Agreement except to the extent such failure materially prejudices the Company.

(b) If a claim for indemnification or advances under this Agreement is not paid by the Company within 30 days of receipt of written notice, the rights provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction.  The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Company.  Neither the failure of the Independent Legal Counsel to have made a determination prior to the commencement of such action that indemnification or advances are proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Independent Legal Counsel that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

 (c) The Indemnitee’s Expenses incurred in connection with any proceeding concerning his or her right to indemnification or advances in whole or in part pursuant to this Agreement or otherwise shall also be indemnified by the Company regardless of the outcome of such a proceeding, unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in the proceeding was not made in good faith or was frivolous.

(d) With respect to any Proceeding for which indemnification is requested, the Company will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  After notice from the Company to the Indemnitee of its election to assume the defense of a Proceeding, the Company will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than as provided below.  The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld.  The Indemnitee shall have the right to employ his or her own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of the Indemnitee, unless (i) the employment of counsel by the Indemnitee has been authorized by the Company in writing, (ii) the Indemnitee shall have reasonably requested separate counsel in the conduct of the defense of a Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of the Indemnitee’s counsel shall be advanced by the Company.  The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which the Indemnitee has concluded that there may be a conflict of interest between the Company on the one hand and the Indemnitee on the other hand.

11.          Limitations on Indemnification.  No payments pursuant to this Agreement shall be made by the Company:

(a) To indemnify or advance funds to the Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except (i) with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under applicable law, (ii) with respect to Proceedings (or parts thereof) authorized by the Board, or (iii) as otherwise required under applicable law, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or advancement of Expenses;

(b) To indemnify the Indemnitee for any Expenses or Liabilities sustained in any Proceeding for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c) If a court of competent jurisdiction finally determines that any indemnification or advances under this Agreement is not permitted by applicable law;

(d) To indemnify the Indemnitee for any Expenses or Liabilities sustained in any Proceeding for an accounting of profits made from the purchase and sale by the Indemnitee of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

(e) To indemnify the Indemnitee for any Expenses or Liabilities resulting from the Indemnitee’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest.

12.          Liability Insurance.

(a) The Company hereby covenants and agrees that, as long as the Indemnitee shall continue to serve as a consultant to the Company and thereafter as long as the Indemnitee may be subject to any possible Proceeding, the Company, subject to subsection (c) below, shall promptly obtain and maintain in full force and effect D&O Insurance in reasonable amounts from established and reputable insurers.

(b) In all D&O Insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

(c) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

13. Indemnification Hereunder Not Exclusive.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the certificate of incorporation, bylaws, any agreement, vote of shareholders or disinterested directors, provision of applicable law, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity on behalf of the Company or any subsidiary of the Company while holding such office.

14. Contribution.  Subject to Section 9, if the indemnification provided for hereunder for any reason is held by a court of competent jurisdiction to be unavailable to the Indemnitee in respect of any Expenses or Liabilities referred to therein, then the Company, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount paid or payable by the Indemnitee as a result of such Expenses or Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnitee in connection with the action or inaction that resulted in such Expenses or Liabilities, as well as any other relevant equitable considerations.

15. Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of the Indemnitee and his or her heirs, executors, administrators, and assigns, and the Company and its successors and assigns.  The Company shall require and cause any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the Company’s business or assets or both, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

16. Severability.  Each and every paragraph, sentence, term and provision of this Agreement is separate and distinct so that if any paragraph, sentence, term, or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof.  To the extent required, any paragraph, sentence, term, or provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the Indemnitee with the broadest possible indemnification permitted under Delaware law.

17. Scope.  The Company intends to indemnify the Indemnitee hereunder to the fullest extent permitted by Delaware law.  In the event of any change after the date of this Agreement in any applicable law, statute or rule that expands the right of the Company to indemnify a director, officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  Upon any change in any applicable law, statute or rule that narrows the right of the Company to indemnify a director, officer, employee, controlling person, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 11(a) hereof

18. Savings Clause.  If this Agreement or any paragraph, sentence, term, or provision hereof is invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify the Indemnitee as to any Expenses, judgments, fines, penalties, or excise taxes incurred with respect to any Proceeding to the full extent permitted by any applicable paragraph, sentence, term, or provision of this Agreement that has not been invalidated or by any other applicable provision of Delaware law.

19. Governing Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  Headings are for convenience only and shall not be used in construing meaning.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

20. Amendments.  No amendment, waiver, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought.  The indemnification rights afforded to the Indemnitee hereby are contract rights and may not be diminished, eliminated, or otherwise affected by amendments to the certificate of incorporation, bylaws or by other agreements, including D&O Insurance policies.

21. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other.

22. Notices.  Any notice required to be given under this Agreement to the Company shall be directed to the Company at its principal executive offices, 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Legal Department, and to the Indemnitee at the address indicated below or to such other address as either shall designate in writing.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Indemnity Agreement as of the date first written above.

INDEMNITEE:

Name:
Address:

MAGNA ENTERTAINMENT CORP.

By:
Name:
Title:

By:
Name:
Title: